Exhibit 99


Contacts:  Media:  James Mahoney            Investor:  Thomas R. Rice
                   (617) 346-5472                      (617) 346-0148





                          FLEET FINANCIAL GROUP REPORTS
                   EARNINGS IN EXCESS OF $1 BILLION FOR 1995,
                            EXCLUDING SPECIAL CHARGES


     Boston, Mass., January 17, 1996: Fleet Financial Group, Inc. (FLT-NYSE) today reported a 9% increase in 1995 earnings to $1.04 billion, or $3.77 per share, excluding special charges, from $952 million, or $3.48 per share, excluding special charges, in 1994. Including the impact of these special charges noted below, net income and earnings per fully diluted share were $610 million and $1.57 respectively, in 1995. The Corporation also reported earnings of $260 million, or $.94 per share, for the fourth quarter of 1995, excluding special charges, compared with $258 million, or $.97 per share, for the fourth quarter of 1994. Including the impact of these special charges, the Corporation incurred a net loss of $138 million, or ($1.17) per fully diluted share, for the fourth quarter of 1995.

     Special charges for 1995 included $317 million (after-tax) of merger costs related to the Shawmut merger ($286 million for the fourth quarter) and a charge of $112 million (after-tax) related to the Corporation's decision to sell Fleet Finance, its Atlanta based consumer finance subsidiary, and certain nonperforming assets from its banking franchise that have been identified for accelerated disposition. Earnings per share were also reduced by $.59 related to the exchange of ownership interest with Kohlberg, Kravis and Roberts (KKR).

     Terrence Murray, Fleet's president and chief executive officer, commented on the watershed nature of the year saying, "A number of on-going strategic efforts came to fruition in 1995 which have significantly enhanced the Fleet franchise, including the acquisitions of Shawmut and NatWest. In addition, we have strengthened Fleet's capital structure through the repurchase of the Fleet Mortgage Group minority interest and the exchange of the ownership interest with KKR."

     Mr. Murray further commented on Fleet's earnings performance saying, "It is gratifying to see that a combination of our strategic initiatives, an improving New England economy, and the hard work of so many dedicated employees has achieved record operating earnings in excess of $1 billion."

     Mr. Murray also remarked that "the integration of the Shawmut acquisition is proceeding smoothly, and we are confident that the same will be true of the integration of NatWest following regulatory approval."

     Eugene M. McQuade, executive vice president and chief financial officer, said, "Our reasoning, in part, to sell both Fleet Finance and the accelerated asset pool at this time is to allow management to focus its full attention on the execution of our integration plans as well as to concentrate on businesses that will achieve strong returns for our shareholders going forward." Mr. McQuade also commented on the year's earnings saying, "Excluding the impact


















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of special charges in 1995, return on assets and return on realized common equity were 1.26% and 16.17% compared to 1.07% and 15.35%, respectively, for 1994."

Income Statement
----------------

     Net interest income totaled $3.1 billion for 1995 and 1994 as strong growth in earning assets was offset by narrowing margins on those assets. Average loans for the year increased by $7 billion, or 16%, due to both acquisitions and new loan origination volume. The net interest margin for 1995 was 4.12%, compared to 4.30% in 1994. The 18 basis point decrease is attributable to an increase in the cost of interest-bearing liabilities outpacing the increase in yields on interest-earning assets, which is reflective of an increasingly competitive market for customer deposits. Net interest income for the fourth quarter of 1995 totaled $747 million, while the net interest margin was 4.00%, compared to $758 million and 4.29% in the prior year's fourth quarter and was the result of the year's trends in deposit pricing discussed earlier.

     Credit loss provisions for 1995 were $101 million, compared to $65 million in 1994, and were $26 million in the fourth quarter of 1995 compared to $17 million for the fourth quarter of 1994. Net charge-offs increased $63 million in 1995 and $37 million from last year's fourth quarter as a result of decreases in recoveries on loans previously charged off, as well as an increase in consumer charge-offs relating to an increase in the size of the Corporation's credit card portfolio as well as at Fleet Finance.

     Noninterest income totaled $1.8 billion for 1995, up 20% when compared to $1.5 billion for 1994 with increases of 10% or more noted in several lines of business most notably mortgage banking where revenues of $511 million in 1995 represented a 31% increase as a result of the Corporation's mortgage servicing portfolio increasing 30% to $116 billion. Investment services revenue improved 10% to $322 million, reflecting the improvement in the stock and bond markets during 1995, and student loan servicing fees have increased 33% to $72 million due to increased loan volume associated with the National Direct Student Loan Program at the Corporation's AFSA subsidiary. Noninterest income for the fourth quarter totaled $526 million compared to $410 million for the same period of 1994, an increase of 28%, as the trends mentioned above continued into the fourth quarter.

     Noninterest expenses totaled $3.1 billion during 1995 compared to $3.0 billion for 1994, excluding special charges. (Merger charges of $490 million were recorded in connection with the merger with Shawmut National Corporation and a charge of $175 million was recognized in connection with the Corporation's decision to sell Fleet Finance, Inc. and certain nonperforming assets from its banking franchise that have been identified for accelerated disposition.) The Corporation realized decreases in FDIC assessment fees of $46 million as the FDIC reduced its assessment on deposits during 1995, and OREO expense declined by $36 million due to reduced write-downs on OREO property. Offsetting these decreases were increases in amortization of mortgage servicing rights (MSRs), intangible asset amortization, and employee compensation. Amortization of MSRs increased by $99 million due both to the acceleration of MSRs amortization necessitated by the declining interest rate environment and 30% growth in the size of the Corporation's servicing portfolio. This increase in MSRs amortization was offset in large part by $77 million of gains on treasury options, which are used as hedges and offset changes in the valuation of MSRs. Increases in amortization of























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intangibles, employee compensation and various other expense categories are attributable to numerous acquisitions completed during 1995.

     Noninterest expense totaled $814 million in the fourth quarter of 1995, excluding the aforementioned special charges, compared to $717 million in the fourth quarter of 1994. The $97 million increase in noninterest expense during the fourth quarter of 1995 is primarily attributable to a $70 million increase in mortgage servicing rights amortization offset economically by treasury option hedge gains.

Balance Sheet
-------------

     Total assets at December 31, 1995 and 1994 were $84.4 billion and $81.0 billion, respectively. Total loans and leases have increased from $46.0 billion at December 31, 1994 to $51.5 billion at December 31, 1995, principally commercial and residential real estate loans. Commercial loans have increased 18% to $23.3 billion at December 31, 1995, while residential real estate has increased 35% during the same period to $11.5 billion. Growth in the Corporation's loan portfolio is attributable to both acquisitions and new loan origination activity. The reserve for loan losses at over $1.3 billion remains strong at 2.6% of loans. The investment securities portfolio has decreased $1.8 billion to $19.3 billion at December 31, 1995, as part of an effort to improve the overall mix of the Corporation's interest-earning assets. The investment securities portfolio's market value has benefited significantly from falling interest rates during the last twelve months and has appreciated by $1.1 billion during the year. Also, during the fourth quarter, the Corporation reclassified $6.4 billion of its security portfolio into the assets held for sale category, which now represents substantially all of its security portfolio. Stockholders' equity amounted to $6.4 billion at December 31, 1995 compared to $5.5 billion at December 31, 1994 and reflects the exchange of the KKR dual convertible preferred stock into 19.9 million common shares at year end 1995.

     Fleet Financial Group is an $84-billion diversified financial services company listed on the New York Stock Exchange. Fleet's lines of business include commercial and consumer banking, mortgage banking, asset-based lending, equipment leasing, investment management services and student loan processing.

                       (see comparative results attached)









































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                                        FLEET FINANCIAL GROUP
                                        FINANCIAL HIGHLIGHTS

THREE MONTHS ENDED                                                           TWELVE MONTHS ENDED
Dec. 31,   Dec. 31,                                                          Dec. 31,  Dec. 31,
  1995       1994                                                              1995      1994

                             For the Period (S in millions)
   $260        $258          Earnings before special charges                   $1,039      $952
   (138)        258          Net income (loss)                                    610       849
    747         758          Net interest income (a)                            3,065     3,099
     26          17          Provision for credit losses                          101        65

                             Per Common Share
  $0.94       $0.97          Fully diluted earnings before special charges      $3.77     $3.48
  (1.17)       0.97          Fully diluted earlings (loss)                       1.57      3.09
  40.75       32.38          Market value (period-end)                          40.75     32.38
   0.43        0.40          Cash dividends declared                             1.63      1.40
  22.71       20.68          Book value (period-end)                            22.71     20.68

                             At Quarter End ($ in millions)
$84,432     $81,026          Assets                                           $84,432   $81,026
 51,525      46,035          Loans and leases                                  51,525    46,035
 57,122      55,528          Deposits                                          57,122    55,528
  6,366       5,471          Total stockholders' equity                         6,366     5,471

                             Operating Ratios
  1.24% (b)   1.31%          Return on average assets                           1.26% (b) 1.07%
  15.45 (b)   19.41          Return on common equity                            16.29 (b) 15.66
  15.52 (b)   18.26          Return on realized common equity                   16.17 (b) 15.35
   4.00        4.29          Net interest margin                                 4.12      4.30
   7.54        6.75          Total equity/assets (period-end)                    7.54      6.75
    7.8         9.1          Tier 1 risk-based capital ratio (Estimated)          7.8       9.1
   11.5        12.9          Total risk-based capital ratio (Estimated)          11.5      12.9

                             Asset Quality ($ in millions)
   $499 (c)    $761          Nonperforming assets                                $499 (c)  $761
                             Nonperforming assets as a % of loans, leases,
  0.97%       1.65%          and OREO                                           0.97%     1.65%
   0.59        0.94          Nonperforming assets as a % of total assets         0.59      0.94
   0.85        1.45          Nonperforming loans to period-end loans             0.85      1.45
                             Reserve for credit losses to period-end loans
   2.56        3.25           and leases                                         2.56      3.25

                             Reserve for Credit Losses (millions)
 $1,448      $1,537          Beginning reserve for credit losses               $1,496    $1,669
     26          17          Provision for credit losses                          101        65
   (125)        (91)         Gross charge-offs                                   (418)     (377)
     30          33          Recoveries                                           116       138
    (58)          0          Acquisitions/Other                                    26         1
  1,321       1,496          Ending reserve for credit losses                   1,321     1,496

(a)  Fully taxable equivalent
(b) Does not include the effect of the loss on assets hold for sale or accelerated disposition or merger related charges. Including these special charges, return on average assets, return on common equity and return on realized common equity ratios are (.66%), (9.10%) and (9.14%), respectively for the quarter and .74%, 9.32% and 9.25%, respectively for the year.
(c) Excludes assets reclassified as held for sale or accelerated disposition at December 31, 1995 of $317 million.